[Rule 424 (b) (3)]
                                         [File No. 33-54539]

        SUPPLEMENT TO PROSPECTUS DATED MARCH 15, 1995

            THE EMPIRE DISTRICT ELECTRIC COMPANY
        Dividend Reinvestment and Stock Purchase Plan
                 Common stock, $1 Par Value



     In Question 3 on page 4 of the Prospectus to which the Supplement relates (the "Prospectus") "ChaseMellon
Shareholder Services" should be substituted for "Chemical
Bank" and all references to the "Bank" throughout the Prospectus means ChaseMellon Shareholder Services.



     Add in Question 23 on page 10 of the Prospectus at the end of the third paragraph the following sentence.

     "Net capital gain recognized by an individual with respect to capital assets held more than 18 months generally will be subject to federal income tax at a rate not to exceed 20%, but the maximum rate generally will be 28% where the capital assets have been held more than one year but not more than 18 months."



          Question 30 on page 13 of the Prospectus is amended to read in its entirety as follows:

          "30. Where should communications regarding the Plan
             be directed?

     All correspondence concerning the Plan should be addressed to:

             ChaseMellon Shareholder Services
             P.O. Box 3338
             South Hackensack, NJ  07606-1938

     Be sure to mention The Empire District Electric Company in all correspondence.

          Telephone inquiries concerning the Plan should be directed to ChaseMellon Shareholder Services at 1-888-
     261-6784."


               Dated August 19, 1998